Exhibit 99.1

hhgregg Announces Fiscal Third Quarter Operating Results

Third Quarter Highlights

•	Net income increased 32.8% over the prior year while net income per diluted share increased 9.6% to $0.57

•	Net sales increased 20.3% to $500.4 million; comparable store sales declined 0.2%

•	Ten new stores opened during the quarter in three new markets; Mid-Atlantic expansion ahead of schedule

•	Company reiterates its net income per diluted share guidance range for fiscal year 2010 of $0.90 to $1.00

INDIANAPOLIS, February 4, 2010/Businesswire, hhgregg, Inc. (NYSE: HGG):

	Three Months Ended December 31,		Nine Months Ended December 31,
(unaudited)	2009	2008	2009	2008
Net sales	$500,392	$416,106	$1,116,960	$1,031,823
Net sales % increase	20.3%	6.6%	8.3%	10.7%
Comparable store sales % decrease (1)	(0.2)%	(13.2)%	(7.2)%	(8.9)%
Gross profit as a % of net sales	30.5%	31.4%	30.4%	31.0%
SG&A as a % of net sales	18.5%	18.7%	20.9%	20.8%
Net advertising expense as a % of net sales	3.4%	4.3%	3.8%	4.8%
Depreciation and amortization expense as a % of net sales	0.9%	0.9%	1.1%	1.2%
Income from operations as a % of net sales	7.6%	7.4%	4.6%	4.2%
Net interest expense as a % of net sales	0.3%	0.5%	0.4%	0.6%
Net income	$22,735	$17,120	$29,151	$22,622
Net income per diluted share	$0.57	$0.52	$0.78	$0.69
Number of stores open at the end of the period	127	108

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

hhgregg, Inc. (“hhgregg” or the “Company”) today reported net income of $22.7 million for the three months ended December 31, 2009, or $0.57 of net income per diluted share, compared with net income of $17.1 million, or $0.52 of net income per diluted share, for the comparable prior year period. For the nine month period ended December 31, 2009, net income was $29.2 million, or net income per diluted share of $0.78, compared with net income of $22.6 million, or $0.69 of net income per diluted share for the comparable prior year period. The 32.8% and 28.9% increase in net income for the three and nine month periods ended December 31, 2009, respectively, was the result of an increase in net sales, a modest decrease in operating expenses as a percentage of net sales partially offset by a decline in gross margin.

Dennis May, President and Chief Executive Officer of the Company, commented, “We remain pleased with our ability to execute the business in what continues to be a very dynamic retail environment. In the quarter, we saw a strengthening of our business across all categories – with comparable store sales down 0.2% overall. The appliance category continues to show improving trends, with comparable store sales up 7.5% in the quarter, and we remain excited about the new emerging technologies in the video category for the upcoming year. In the quarter, we successfully entered important new markets in Tampa, Memphis and Richmond, and new stores are performing in line with expectations.”

Net sales for the three and nine months ended December 31, 2009 increased 20.3% and 8.3%, to $500.4 million and $1.1 billion, respectively, compared to the comparable prior year period. The increase in net sales for the three and nine months ended December 31, 2009 was primarily attributable to the net addition of 19 stores during the past 12 months, partially offset by a 0.2% and a 7.2% decrease in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and nine months ended December 31, 2009 and 2008 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended December 31,		Nine Months Ended December 31,		Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008	2009	2008	2009	2008
Video	50%	54%	46%	48%	(7.5)%	(6.9)%	(12.4)%	(2.1)%
Appliances	30%	28%	36%	37%	7.5%	(21.9)%	(6.3)%	(15.6)%
Other (1)	20%	18%	18%	15%	9.6%	(14.6)%	6.5%	(10.5)%

Total	100%	100%	100%	100%	(0.2)%	(13.2)%	(7.2)%	(8.9)%

(1)	Primarily consists of audio, furniture and accessories, mattresses, notebook computers and personal electronics.

hhgregg’s 0.2% and 7.2% comparable store sales decreases for the three and nine months ended December 31, 2009, respectively, primarily reflect continued weakness in consumer demand in the video category. For the three and nine month periods, the decrease in comparable store sales for the video category was due primarily to a decline in average selling prices partially offset by an increase in units sold. Net sales in the appliance category saw significant improvement across all categories in the three months ended December 31, 2009, resulting in positive comparable store sales of 7.5% for the three month period and a comparable store sales decline of 6.3% for the nine month period ended December 31, 2009. For the three and nine months ended December 31, 2009, the comparable store sales increase in the other category was due primarily to continued strength in the computer category partially offset by a double digit comparable store sales decrease in the mattress category.

Gross profit margin, expressed as gross profit as a percentage of net sales, decreased for the three months ended December 31, 2009 from 31.4% to 30.5% and decreased for the nine months ended December 31, 2009 from 31.0% to 30.4%. The decrease in the gross margin percentage for the quarter was due to a reduction in appliance and video margin, coupled with a sales mix shift into lower margin categories due to a higher mix of notebook computer sales, which carry a gross margin percentage significantly less than the Company average.

SG&A, as a percentage of net sales, decreased approximately 20 basis points for the three month period ended December 31, 2009 and increased approximately 10 basis points for the nine month period ended December 31, 2009, compared with the respective prior year periods. Expense and payroll control from various cost initiatives and the Company’s commissioned sales structure allowed the Company’s other SG&A categories as a percentage of net sales to remain relatively consistent compared to the comparable prior year periods. However, while occupancy costs, as a percentage of net sales, remained consistent for the three month period ended December 31, 2009, occupancy costs increased by approximately 50 basis points for the nine month period ended December 31, 2009 as a result of the decline in comparable store sales.

Net advertising expense, as a percentage of net sales, decreased approximately 90 basis points during the three months ended December 31, 2009 and decreased approximately 100 basis points during the nine months ended December 31, 2009 when compared with the respective comparable prior year periods. Despite the comparable store sales declines during both periods, decreases in net advertising expenses as a percentage of net sales were driven by reduced advertising rates and greater advertising support from vendors.

The Company’s effective income tax rate for the three and nine months ended December 31, 2009 decreased to 38.5% compared to 40.3% for the comparable prior year periods. The decrease in our effective income tax rate for the three and nine months ended December 31, 2009 is primarily the result of changes in the expected annual effective state income tax rate.

Guidance

Based on current trends in the business and year-to-date performance, the Company is reiterating its fiscal 2010 net sales growth guidance of 6% to 9%, which implies an annual comparable store sales guidance of -6% to -9%, and its range of net income per diluted share guidance of $0.90 to $1.00. This guidance also incorporates the dilution impact of the common stock offering and private placement completed in the second quarter of the current fiscal year. In addition, due to the Mid-Atlantic construction schedule running ahead of schedule, the Company is raising its annual gross capital expenditure guidance for fiscal 2010 to $55 million to $60 million, from a previous range of $45 million to $50 million. Jeremy Aguilar, Chief Financial Officer of the Company, commented, “While we are pleased with our fiscal third quarter performance, we are cautious about the industry-wide trends in the video category that are affecting our current sales results and we are planning our business accordingly.”

During the fiscal third quarter, the Company experienced comparable store sales improvements in the video category prior to the holiday selling season. However, declining average selling prices and a shift in consumer preference towards smaller screen size purchases significantly impacted video comparable store sales during the latter part of the quarter and are expected to continue for the remainder of the fiscal year. In addition the industry expects to transition to new video products earlier than prior years, which is expected to result in an industry-wide supply shortage, that could negatively impact the Company’s sales. The Company continues to see positive trends in the appliance category in both the near and long term. The Company expects these positive trends in the appliance category will have a greater impact on its business in the first two quarters of fiscal 2011 based on its historical seasonal sales mix, partially offsetting the current industry-wide headwinds in the video category.

As previously announced, the Company expects to open between 40 and 45 new stores in the Mid-Atlantic region during fiscal 2011. Over half of these stores are expected to open during the first fiscal quarter of 2011, with the vast majority of the remaining stores expected to open prior to the calendar 2010 holiday selling season. Due to the timing of these store openings, the Company expects a negative impact of approximately $0.07 of net income per diluted share on its fourth fiscal quarter earnings (ending March 31, 2010). This negative impact on earnings is associated with pre-opening expenses and growth investments related to the Company’s Mid-Atlantic expansion and is incorporated in its fiscal 2010 guidance above. Management expects a negative impact on net income per diluted share during each of the first two fiscal quarters of 2011 related to the pre-opening expenses and growth investments, however, the Mid-Atlantic expansion is expected to be accretive to earnings for the full fiscal year 2011. The Company will provide customary guidance for fiscal 2011 as part of its fiscal fourth quarter earnings release.

New Board Members

At the Company’s Board of Director’s meeting on February 2, 2010, the Board approved the addition of two new directors. The Board approved the addition of Cathy Langham and Kathy Tierney. Ms. Langham is the President and owner of Langham Logistics, Inc., a global freight management company that she co-founded in 1988. Ms. Langham also serves on the boards of directors for The Finish Line, an athletic shoe retailer and Celadon Trucking, a trucking company. Ms. Tierney served as CEO of Sur La Table, a privately held retailer of kitchenware and tabletop accessories, from 2004 until 2008 and currently serves as Vice Chairwoman of the Board of Directors of Sur La Table. Prior to joining Sur La Table, Ms. Tierney was an independent management consultant.

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and nine months ended December 31, 2009, on Thursday, February 4, 2010 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (888) 378-4439. Callers should reference the hhgregg earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg™ and Fine Lines™. hhgregg currently operates 127 stores in Alabama, Florida, Georgia, Indiana, Kentucky, Mississippi, North Carolina, Ohio, South Carolina, Tennessee and Virginia.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales, competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s prospectus supplement filed on July 21, 2009. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(In thousands, except share and per share data)
Net sales	$500,392	$416,106	$1,116,960	$1,031,823
Cost of goods sold	347,888	285,652	777,461	712,404

Gross profit	152,504	130,454	339,499	319,419
Selling, general and administrative expenses	92,715	77,998	233,326	214,256
Net advertising expense	17,189	17,904	42,477	49,505
Depreciation and amortization expense	4,345	3,953	12,324	12,049

Income from operations	38,255	30,599	51,372	43,609
Other expense (income):
Interest expense	1,317	1,924	3,972	5,725
Interest income	(4)	(2)	(18)	(9)

Total other expense	1,313	1,922	3,954	5,716

Income before income taxes	36,942	28,677	47,418	37,893
Income tax expense	14,207	11,557	18,267	15,271

Net income	$22,735	$17,120	$29,151	$22,622

Net income per share
Basic	$0.59	$0.53	$0.81	$0.70
Diluted	$0.57	$0.52	$0.78	$0.69
Weighted average shares outstanding-Basic	38,393,715	32,372,419	36,056,798	32,343,995
Weighted average shares outstanding-Diluted	39,736,739	32,617,557	37,350,450	32,997,168

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	69.5	68.6	69.6	69.0

Gross profit	30.5	31.4	30.4	31.0

Selling, general and administrative expenses	18.5	18.7	20.9	20.8

Net advertising expense	3.4	4.3	3.8	4.8
Depreciation and amortization expense	0.9	0.9	1.1	1.2

Income from operations	7.6	7.4	4.6	4.2

Other expense (income):
Interest expense	0.3	0.5	0.4	0.6
Interest income	—	—	—	—

Total other expense	0.3	0.5	0.4	0.6

Income before income taxes	7.4	6.9	4.2	3.7
Income tax expense	2.8	2.8	1.6	1.5

Net income	4.5%	4.1%	2.6%	2.2%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009, MARCH 31, 2009 AND DECEMBER 31, 2008

(UNAUDITED)

	December 31, 2009	March 31, 2009	December 31, 2008
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$99,667	$21,496	$1,684
Accounts receivable—trade, less allowances of $125, $219 and $912, respectively	6,736	5,319	10,416
Accounts receivable—other, less allowances of $0, $0 and $3, respectively	19,893	9,038	14,314
Merchandise inventories, net	217,376	141,610	188,362
Prepaid expenses and other current assets	4,422	4,247	2,353
Deferred income taxes	5,635	4,421	4,629

Total current assets	353,729	186,131	221,758

Net property and equipment	107,246	83,555	85,924
Deferred financing costs, net	3,574	2,624	2,791
Deferred income taxes	66,737	77,564	81,289
Other assets	713	501	391

Total long-term assets	178,270	164,244	170,395

Total assets	$531,999	$350,375	$392,153

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$99,357	$62,265	$101,546
Line of credit	—	—	14,798
Current maturities of long-term debt	908	908	681
Customer deposits	17,351	15,234	18,093
Accrued liabilities	46,871	32,067	42,002

Total current liabilities	164,487	110,474	177,120

Long-term liabilities:
Long-term debt, excluding current maturities	91,018	91,700	91,927
Other long-term liabilities	35,238	23,048	15,575

Total long-term liabilities	126,256	114,748	107,502

Total liabilities	290,743	225,222	284,622

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2009, March 31, 2009 and December 31, 2008, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 38,416,989, 32,744,111 and 32,401,275 shares issued and outstanding as of December 31, 2009, March 31, 2009 and December 31, 2008 respectively	4	3	3
Additional paid-in capital	252,500	165,524	162,077
Accumulated other comprehensive loss	(810)	(747)	(1,027)
Accumulated deficit	(10,347)	(39,498)	(53,373)

	241,347	125,282	107,680
Note receivable for common stock	(91)	(129)	(149)

Total stockholders’ equity	241,256	125,153	107,531

Total liabilities and stockholders’ equity	$531,999	$350,375	$392,153

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008

(UNAUDITED)

	Nine Months Ended
	December 31, 2009	December 31, 2008
	(In thousands)
Cash flows from operating activities:
Net income	$29,151	$22,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,324	12,049
Amortization of deferred financing costs	690	501
Stock-based compensation	2,643	1,993
Excess tax benefits from stock-based compensation	(2,460)	(161)
Loss on sales of property and equipment	12	46
Deferred income taxes	9,656	1,029
Tenant allowances received from landlords	6,334	500
Changes in operating assets and liabilities:
Accounts receivable—trade	(1,417)	(2,295)
Accounts receivable—other	(4,676)	(51)
Merchandise inventories	(75,766)	(54,994)
Prepaid expenses and other assets	(387)	216
Accounts payable	5,889	16,256
Customer deposits	2,117	1,165
Accrued liabilities	18,508	3,669
Other long-term liabilities	(1,222)	(1,426)

Net cash provided by operating activities	1,396	1,119

Cash flows from investing activities:
Purchases of property and equipment	(34,160)	(27,841)
Net proceeds from sale leaseback transactions	4,694	10,035
Deposit on future sale leaseback transactions applied	(1,043)	(2,858)
Proceeds from sales of property and equipment	43	58

Net cash used in investing activities	(30,466)	(20,606)

Cash flows from financing activities:
Proceeds for issuance of common stock	82,913	—
Transaction costs for stock issuance	(4,764)	—
Proceeds from exercise of stock options	3,725	716
Excess tax benefits from stock-based compensation	2,460	161
Net increase in bank overdrafts	25,191	3,527
Net borrowings on line of credit	—	14,798
Payments on notes payable	(682)	—
Transaction costs for amending ABL Facility	(1,640)	—
Other, net	38	100

Net cash provided by financing activities	107,241	19,302

Net increase (decrease) in cash and cash equivalents	78,171	(185)
Cash and cash equivalents
Beginning of period	21,496	1,869

End of period	$99,667	$1,684

Supplemental disclosure of cash flow information:
Interest paid	$3,411	$6,575
Income taxes paid	$2,529	$12,349

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2008, 2009 and 2010

(Unaudited)

	FY2008				FY2009				FY2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Beginning Store Count	77	79	80	85	91	97	103	108	110	111	118
Store Openings	2	1	5	6	6	6	6	2	1	7	10
Store Closures	—	—	—		—	—	(1)	—	—	—	(1)
Ending Store Count	79	80	85	91	97	103	108	110	111	118	127

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.